Amendment no. 3
                                       to
                                  SCHEDULE 14A

                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[ X ]   Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[   ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant Sec.240.14a-12


                            BELLAVISTA CAPITAL, INC.
                     --------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                       N/A
                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[ X ]   No fee required.
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        1) Title of each class of securities to which transaction applies:
        __________________
        2) Aggregate number of securities to which transaction applies:
        __________________
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:
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[   ]   Fee paid previously with preliminary materials.
[   ]   Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1) Amount Previously Paid: __________________
        2) Form, Schedule or Registration Statement No: __________________
        3) Filing Party: __________________
        4) Date Filed: __________________

                            BellaVista Capital, Inc.

                          420 Florence Street Suite 200
                               Palo Alto, CA 94301
                                 (650) 328-3060

                                 Proxy Statement
                         Special Meeting of Shareholders
                            To Be Held March 14, 2005



GENERAL INFORMATION

The Board of Directors of BellaVista Capital, Inc., a Maryland corporation, is furnishing this proxy statement in connection with its solicitation of proxies for use at the special meeting of shareholders to be held on Monday, March 14, 2005, at 10:00 AM Pacific Standard Time, at the Palo Alto Elks Lodge, 4249 El Camino Real, Palo Alto, California, and at any adjournment or postponement thereof. Shareholders were notified of the meeting on or about December 7, 2004 and this proxy statement and the accompanying proxy are being provided to shareholders beginning on or about February __, 2005.

Shareholder Proposal

The meeting will be held for the sole purpose of voting on the following proposal (the "Proposal") made by shareholders Jeff Black and Michael Johnson, record holders of an aggregate of 311,341 of the Company's shares of common stock (less than 2% of the outstanding shares as of February 7, 2005):

PROPOSAL: That the Corporation cease making new investments, and immediately reduce its administrative expenses associated with making new investments. The Board of Directors shall adopt a detailed plan to sell the Company's remaining assets and distribute cash proceeds to its creditors and shareholders as such proceeds become available for distribution, after allocating adequate reserves to meet current and contingent liabilities.

The Board of Directors interprets this proposal as a proposal to liquidate the company. Under Maryland law, the liquidation and dissolution of a Maryland corporation such as the Company requires the affirmative vote of at least two-thirds of the outstanding shares. Under Maryland law, the Board must adopt a resolution declaring dissolution advisable and directing submission of the proposal to a vote of the shareholders, who must then approve dissolution by the statutorily required vote of the outstanding shares. If at least two-thirds of the outstanding shares vote to approve the foregoing proposal, the Board will adopt a resolution declaring the liquidation and dissolution of the Company to be advisable and will submit the proposed dissolution for vote of the shareholders at the annual meeting to be held later this year. Upon approval of by the required vote of the outstanding shares at the annual meeting, management and the Company will proceed with the winding up, liquidation and dissolution of the Company. If fewer than two thirds of the outstanding shares vote in favor of the foregoing proposal, the Board will consider the results of the vote and either proceed to implement the current business plan or make such changes to the business plan as it deems appropriate in light of its fiduciary duty to all shareholders and the consensus of the shareholders expressed in the vote on the current proposal.

Voting of Proxies

The only class of the Company's capital stock currently outstanding is its common stock. Shares of the common stock represented by all properly executed proxies received in time for the scheduled meeting will be voted in accordance with the choices specified in the proxies. If multiple proxies are received with respect to the same shares, the latest dated proxy will be voted with respect to those shares. See "Revocability of Proxies" below.

In the event that a quorum is not present at the time the special meeting of shareholders is convened, in person or by proxy, the meeting will be terminated and the Proposal will be deemed to have not been approved.

The Company has not been notified of any other matter subject to shareholder vote to be proposed and voted upon at the special meeting of shareholders, and, consequently, no matters other than the Proposal will be brought to a vote at the special meeting.

Voting Rights


Holders of shares of BellaVista Capital, Inc.'s common stock, par value $0.01 per share, at the close of business on March 1, 2005, the record date, are entitled to notice of, and to vote at, the annual meeting, provided that only shares that remain issued and outstanding as of the date of the meeting will be entitled to vote, in person or by proxy, at the meeting. Shares that are repurchased by the Company pursuant to the Company's tender offer prior to that date will not be deemed issued and outstanding for purposes of voting at the meeting. As of February 1, 2005, 18,304,068 shares of the Company's common stock were outstanding. Assuming the Company acquires all 3,314,917 shares currently subject to its tender offer, a total of 14,989,151 shares would be outstanding immediately after the tender offer and prior to the special meeting. Each share of common stock outstanding on the record date is entitled to one vote on the matter presented at the meeting. The presence, in person or by proxy, of shareholders representing 50% or more of the issued and outstanding stock entitled to vote constitutes a quorum for the transaction of business at the meeting. The affirmative vote of a majority of a quorum is necessary to take shareholder action on an advisory resolution such as the Proposal. As a vote of at least two thirds of all outstanding shares is required to approve a proposal to dissolve and cause the liquidation of the Company, and a majority of a quorum may represent as few as approximately 25% of the outstanding shares, the board will only consider itself bound to follow the approval of the Proposal if it is supported by at least two-thirds of the outstanding shares.

As approval of the Proposal requires the affirmative vote of the shareholders, the failure to by any shareholder to vote his or her shares, in person or by proxy, will have the same effect as a vote against the Proposal with respect to such shares.


Solicitation of Proxies

This solicitation is being made on behalf of the Company's Board of Directors. The costs of this solicitation by the Board of Directors will be borne by BellaVista Capital, Inc. Proxy solicitations will be made by mail. They also may be made by members of Company management by personal interview, telephone, facsimile transmission, and telegram. BellaVista Capital, Inc. does not expect to engage an outside firm to solicit votes, but if such a firm is engaged subsequent to the date of this proxy statement, the cost is estimated to be less than $5,000, plus reasonable out-of-pocket expenses. Assuming no such third party solicitation costs are incurred, the total costs to the Company for this solicitation which will consist primarily of the legal, printing and mailing costs, are expected to be approximately $5,000. Total costs incurred to date have been approximately $2,500.

Revocability of Proxy

The giving of the enclosed proxy does not preclude the right to vote in person should the shareholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Company's Secretary that the proxy is revoked, by presenting a later-dated proxy, or by attending the annual meeting and voting in person.

Additional Materials

A form of Proxy is included with the mailing of this proxy statement. A copy of the Company's Annual Report to Shareholders on Form 10-K as filed with the Securities Exchange Commission, which includes the Company's audited financial statements for the year ended December 31, 2003, as well as its Quarterly Reports for the quarters ended March 31, June 30 and September 30, 2004, will be furnished without charge to beneficial owners of shares or shareholders of record upon request to Connie Paris, 420 Florence Street, Suite 200, Palo Alto, California 94301; or by calling Ms. Paris at (650) 328-3060.

Beneficial Ownership of Capital Stock by Large Security Holders

To the Company's knowledge, no person beneficially owns more than 5% of Company's outstanding common stock.

Beneficial Ownership of Capital Stock by Directors and Management

         As of February 1, 2005, the Company had 18,304,068 issued and outstanding shares. As of September 1, 2004, all of the Company's outstanding shares of its Class A Convertible Preferred Stock were automatically converted to common shares pursuant to the terms of the Company's Articles Supplementary, and the common shares thus currently represent the only class of the Company's capital stock outstanding.

       The following table presents information regarding the beneficial ownership of the Company's capital stock as of February 1, 2005 of: (1) each of our directors and executive officers; and (2) all of our directors and executive officers as a group. The beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                    Number         Percent
Title of Class           Beneficial Owner           of Shares      of Class

Common Shares            Michael Rider               12,164            *
                         Eric Hanke                   2,170            *
                         Robert Puette              405,241          1.8
                                               ------------- ------------

                         Total                      419,575         2.29
                                               ============= ============

o Represents less than 1% of the total number of outstanding shares.

Forward-Looking Statements

These proxy solicitation and accompanying materials contain forward-looking statements. All statements other than statements of historical fact may be forward-looking statements. These include statements regarding the Company's future financial results, operating results, business strategies, projected costs and capital expenditures, products, competitive positions, and plans and objectives of management for future operations. Forward-looking statements may be identified by the use of words such as "may," "will," "should," "expect," "plan," anticipate," "believe," "estimate," "predict," "intend" and "continue," or the negative of these terms, and include the assumptions that underlie such statements. The Company's actual results could differ materially from those expressed or implied in these forward-looking statements as a result of various risks and uncertainties, including, without limitation, the following:

|_| Risks inherent in real estate lending, including the risk of default, the risks inherent in seeking to realize on collateral upon a default, and the risks of fluctuation in the value of collateral;
|_| Risks related to fluctuations in the real estate markets, which may affect both the demand for real estate financing provided by the Company and the terms available for such financing, as well as the demand and prices for real estate held by the Company;
|_| Construction loan risks, including the risk that the completed property may not have the market value projected prior to construction and the risk that the property may not be completed at the cost and in the time initially projected;
|_| Risks relating to general economic conditions, which may affect the supply of and demand for capital and the rates of return available to lenders;
|_| Risks relating to environmental liability, which may affect the value of real estate and create potential liability to tenants or neighboring properties and cause the Company to incur cleanup costs; and
|_| Risks relating to legislation and regulation, which may affect the Company's ability to conduct its operations or increase the costs of operations.

IN ADDITION, PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL
YEAR ENDED DECEMBER 31, 2003, AND QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, JUNE 30 AND SEPTEMBER 30, 2004, FOR INFORMATION ON THESE AND OTHER RISK FACTORS. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO MAKE ANY REVISIONS TO THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT OR TO UPDATE THEM TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE OF THIS DOCUMENT.

Liquidation Analysis

         The following liquidation analysis was prepared solely for the purpose of assisting management and the Company's board of directors in determining a fair purchase price to be used in its current tender offer, and is based on what each shareholder might expect to receive upon liquidation of the Company. The analysis relies on estimates and assumptions of the Company's real estate investments and other assets. The estimated valuations of investments in real estate include management's best estimates of the amounts we expect to realize on the sale of our investments. The estimates are based on an analysis of the properties, including certain inherent assumptions and estimates that are involved in preparing such valuations. While management believes that its assumptions are reasonable, there can be no assurance that the assumptions will prove to be accurate, or that other factors might not have a material affect on what might actually be realized from the Company's assets. Accordingly, the amounts the Company might ultimately realize from liquidation of its assets could differ materially from management's estimates.

         For a description of the Company's current portfolio of real estate investments, please see the information under "Investment Portfolio" below.

Liquidation Analysis Assumptions

         We have used the following assumptions in preparing our analysis of the timing and amount of proceeds available from a liquidation of the Company. The application of different assumptions could lead to materially different results.

1. No new investments. No additional investments would be made with cash in the bank or cash generated from the liquidation of assets, income from performing assets or collections of receivables.
2. Existing investments would be completed and sold. We have generally assumed that real estate investments currently under construction would be completed and sold in order to maximize their value. The application of this assumption provides less proceeds available for distribution during the early portion of the liquidation time horizon, but provides for a greater amount of total proceeds since the completed investments are expected to generate higher sale prices. There are two exceptions to this assumption. For purposes of this analysis, we have assumed that property 2518 would be sold in its existing condition and that Loan 2525 (see "Investment Portfolio" below) would be sold at par, to an independent buyer.
3. Timing of liquidation of real estate assets. We have made assumptions about the timing for completion and ultimate sale of each of our real estate assets. The timing for completion of these assets is reasonably within our control and is expected to be reasonably accurate. However, since the sale of the assets are subject to market conditions, and a large portion of the assets are high priced custom homes, the actual timing for the collection of sales proceeds could vary substantially from our estimates. The delay in collection of proceeds from the sale of these assets could substantially affect the estimates for timing of liquidating distributions to shareholders.
4. Operating expenses would be minimized. We have assumed that staff not essential to the liquidation of the company would be reduced in an expeditious manner.
5. Establishment of liability reserve. We have assumed that $4 million would be set aside to provide a reserve fund for payment of legal expenses and contingent liabilities. The fund represents approximately 5% of our estimated collectible assets. These funds would be held for a period not less than 3 years from the date we cease operations. Proceeds from the fund, if any, remaining after the expiration of appropriate legal statutes would be returned to shareholders. We have assumed that the proceeds from this fund would be completely exhausted and would not be distributed to shareholders.

6. Distributions of cash to shareholders. We have assumed that cash generated from the liquidation of our assets would be distributed on a quarterly basis. The maximum amount of cash in excess of the liability fund reserve would be distributed at the beginning of each quarter after the quarterly cut off period.

7. Legal Settlement Receivables. We are currently owed $4.1 million, net of collection expenses, from former borrowers in connection with legal settlements we have made. These receivables are due to be collected between January 2005 and January 2006. On January 14, 2005 the obligor under one of our receivables totaling $3.276, net of collection expenses, defaulted on a payment of $150,000. In accordance with the terms of our settlement, we recorded a judgment against the defendants in the amount of $5.9 million. Due to uncertainties in the ultimate collectability of these assets we have not accrued them on our financial statements. For purposes of this liquidation analysis we have assumed that we will collect 30% of the receivables, approximately $1.23 million.

Liquidation Sources and Uses of Cash

The following table sets forth the estimated sources and uses of funds during the period from January 1, 2005 through June 30, 2006 based on our liquidation analysis.


Sources                                                 Amount
                                               (000's omitted)      Per share
                                               ---------------- --------------
   Cash in bank                                      $   6,673       $   0.37
   Proceeds from real estate investments
     (net of completion costs)                          69,770           3.81
   Collection of legal settlement
     receivables                                         1,240           0.07
   Interest on cash deposits                               195           0.01
                                               ---------------- --------------
     Total sources                                      77,878           4.26
Uses
   Salaries                                          $    (810)      $  (0.04)
   Rent                                                   (172)         (0.01)
   General & administrative                               (446)         (0.02)
   Legal & accounting                                   (1,025)         (0.06)
   REO property carrying costs                            (216)         (0.01)
   Contingent liability reserve                         (4,000)         (0.21)
                                               ---------------- --------------
     Total uses                                         (6,669)         (0.37)
                                               ---------------- --------------
     Net proceeds                                   $   71,209        $  3.89
                                               ================ ==============

Liquidation Cash Flows

Based on our assumptions about the value of our real estate assets and the timing for completion and sale, we have summarized the estimated timing of cash flows (in thousands, except per share amounts) per our liquidation analysis:


                                               2005                                         2006
                           -----------------------------------------------------------------------------------------------
                                   Q1          Q2          Q3          Q4          Q1          Q2          Q3          Q4
                           ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------

Payments from real estate     $16,419     $19,006     $ 9,551    $ 14,403    $ 10,003      $  202       $  93          93
assets
Collection of legal
settlements                       200          38          95          --         907          --          --          --
Interest on cash deposits          25          45          31          24          35          17           9           9
Operating expenses               (648)       (485)       (423)       (421)       (280)       (210)        (96)       (106)
Shareholder distributions          --     (18,672)    (18,602)     (9,253)    (14,006)    (10,676)         --          --
                           ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net change in cash             15,996         (68)     (9,348)      4,753      (3,341)    (10,667)          6          (4)
Beginning cash                  6,673      22,669      22,601      13,253      18,006      14,665       3,998       4,004
                           ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
Ending cash                  $ 22,669     $22,601     $13,253     $18,006     $14,665     $ 3,998     $ 4,004      $4,000
                           =========== =========== =========== =========== =========== =========== =========== ===========
Distributions per share         $  --      $ 1.02      $ 1.02     $  0.51     $  0.77      $ 0.58   $      --       $  --
                           =========== =========== =========== =========== =========== =========== =========== ===========



According to the liquidation analysis the Company would begin making liquidating distributions to shareholders in the second quarter of 2005. Distributions would continue on a quarterly basis in the amounts noted in the above table through the second quarter 2006 at which time, all assets would have been liquidated and all cash over the contingency reserve would have been distributed. The offer price of $3.62 per share was determined using a present value calculation which discounts the total amount of projected distributions using an 8% cost of funds rate.

Investment Portfolio

Lending Contracts Secured by Real Estate

         The Company's portfolio of mortgage loans secured by interests in real property included the following assets as of December 31, 2004:

Loan 2503 - This loan is secured by an approximately 8,300 square foot home in Carmel, California. The home is complete and we have no further obligation to fund construction costs. As of December 31, 2004 the property was under contract and closed escrow on January 4, 2005

Loan 2517 - This $4,135,000 loan is secured by a second deed of trust on 17 condominiums totaling approximately 31,500 square feet in San Mateo, California. Our deed of trust is subordinate to our $11.0 million construction deed of trust, Loan 2523. This note was issued on May 24, 2002, the proceeds were used to acquire the property and provide funds for obtaining development approvals, and was modified on August 3, 2003 as part of the agreement to provide funds needed to construct the condominiums. The note bears interest at 21%, which is accrued and payable August 4, 2005, the loan's maturity date. We have fully funded the non-interest portion of our commitment. The project is currently scheduled to complete construction in March 2005.

Loan 2523 - This $11,000,000 loan is secured by a first deed of trust on 17 condominiums totaling approximately 31,500 square feet in San Mateo, California. The note was issued on August 4, 2003, the proceeds of which will be used for construction of the condominiums. The note bears interest at 8.00%, which is accrued and payable August 4, 2005, the loan's maturity date. As of December 31, 2004 we had $2,881,959 remaining to fund on the non-interest portion of our loan commitment. The project is currently scheduled to complete construction in March 2005.

Loan 2524 - This $1,300,000 loan is secured by a third deed of trust on a 10.3-acre parcel in Colorado Springs, Colorado which will comprise 148 condominium units. The loan is junior to a deed of trust in the amount of $2,392,000 and a revolving deed of trust totaling $4,000,000, both in favor of Ohio Savings Bank. The note was issued on May 12, 2004, bears interest at 10%, which is accrued and payable at the loan's maturity date, November 12, 2006. The note provides for additional interest equal to 3% of the gross sales price of each completed condominium unit. We have no additional funding requirement on the non-interest portion of our commitment. The project is a phased development with 20 units currently under construction. The first units should complete in May 2005. Build out of the project is expected to continue through November 2006.

Loan 2525 - This $1,750,000 loan is secured by a first deed of trust on an approximately 1.10 acre parcel in East Palo Alto California. The note was issued on November 15, 2004, bears interest at 11%, which is accrued and payable at the loans maturity date, November 15, 2005. Concurrent with the issuance of the note, we entered into a memorandum of understanding with the developer in which we agreed to convert our note into an equity interest in the project once appropriate documentation could be drawn. We expect that conversion to occur prior to the end of January 2005. The project is planned for 30 condominium units over a 19,000 square foot retail building. The developer has secured a development agreement with the Redevelopment Agency of the City of East Palo Alto and is currently completing the remaining work to acquire full entitlement to build the planned project.

Loan 2526 - This $3,300,000 loan is secured by a second deed of trust on a six story, 32-unit condominium building in San Francisco. The note was issued on December 7, 2004, bears interest at 12%, which is accrued and payable at the loan's maturity date, March 15, 2006. The project will also contain 2,390 square feet of retail space on the ground floor. Our loan is subordinate to a $9,300,000 construction loan which provides the proceeds necessary to complete the project. As of December 31, 2004 we had fully funded our obligation for this loan. The project is entitled and construction mobilization is currently in process.

Real Estate Owned

         Real estate owned directly by the Company as of December 31, 2004 includes the following properties:

Property 2216 - This is an approximately 8-acre parcel which has been approved for development of 72 townhomes and condominiums totaling approximately 123,372 square feet in San Jose, California. We have contracted with an outside party to provide development and construction management services for this property. As of December 31, 2004 grading and installation of site improvements had been largely completed, foundations for the model homes were completed and framing began on the model homes in early January 2005. The project is to be completed in two phases with build out expected to continue through February 2006.

Property 2423 - This property is an approximately 4,200 square foot home in Belvedere, California. We received title to the property through foreclosure on September 29, 2004. As of December 31, 2004 the home was complete and was being prepared for marketing in February 2005.

Property 2368 - This is an 8-unit condominium project totaling approximately 6,100 square feet in the South of Market area of San Francisco, California. The units are loft style condominiums which are popular in that area of the city. The project is currently under construction and is expected to be complete and on the market in March 2005.

Property 2396 - This is a 2-unit condominium project totaling approximately 4,450 square feet on Russian Hill in San Francisco, California. As of December 31, 2004 the project had completed construction and was listed for sale in January 2005.

Property 2407 - This property originally consisted of 6 subdivided and improved lots in San Rafael, California. Two of the lots closed escrow on September 24, 2004. The purchaser of the two lots has an option to purchase the remaining four lots which may be extended in six-month increments until May 4, 2006 with further option payments.

Property 2443 - This project originally consisted of 3 lots for the construction of single-family homes averaging approximately 4,000 square feet each. Two of the homes had started foundation work before construction was halted while we pursued our foreclosure action. No work had commenced on the third home prior to beginning our foreclosure action. On August 27, 2004 two of the three lots closed escrow. The remaining lot was under contract in September 2004, but did not close escrow and the contract was terminated. The lot was marketed for sale again in January 2005.

Property 2455 - This project is an approximately 8,850 square foot home in Atherton, California. As of December 31, 2004 the project had completed construction and was listed for sale in January 2005.

Property 2465 - This project is an approximately 8,900 square foot lot in Oakland, California. Construction had not started prior to our foreclosure action. We currently plan to sell the property in its existing condition and have listed it for sale.

Property 2468 - This property is an approximately 4,000 square foot home in Tiburon, California. We received title to the property through foreclosure on September 29, 2004. As of December 31, 2004 construction was not complete. In January 2005 we reactivated the expired building permits and we are currently finalizing negotiations with a contractor to complete construction.

Property 2492 - This is an approximately 4,500 square foot home in Portola Valley, California. The property is complete and was listed for sale in April 2004. In December 2004 the property was sold and escrow closed on January 14, 2005.

Property 2506 - This project is an approximately 6,400 square foot home in Hillsborough, California. The property is nearly complete with final landscaping to install in January 2005. We expect the property to be listed for sale in February 2005.

Property 2518 - This property is an approximately 6,400 square foot home in Tiburon, California. We received title to the property through foreclosure on September 29, 2004. The property is in an uncompleted state of construction. We are currently evaluating our options with this property.

Other Business

The Board of Directors knows of no other matters which may be lawfully presented for shareholder action at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Palo Alto, California
February __, 2005

                                                                   APPENDIX A

                            BellaVista Capital, Inc.

                                 REVOCABLE PROXY

              For Special Meeting of Shareholders on March 14, 2005

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Michael Rider with full powers of substitution, to act as attorney and proxy for the undersigned to vote, as designated on this proxy, all shares of the Common Stock of BellaVista Capital, Inc. (the "Company") which the undersigned is entitled to vote at the Company's Special Meeting of Shareholders to be held on Monday, March 14, 2005, at 10:00 AM Pacific Standard Time, at the Palo Alto Elks Lodge, 4249 El Camino Real, Palo Alto, California, and at any adjournment or postponement thereof, in the manner indicated.

                THE BOARD RECOMMENDS A VOTE AGAINST THE PROPOSAL

PROPOSAL: That the Corporation cease making new investments, and immediately reduce its administrative expenses associated with making new investments. The Board of Directors shall adopt a detailed plan to sell the Company's remaining assets and distribute cash proceeds to its creditors and shareholders as such proceeds become available for distribution, after allocating adequate reserves to meet current and contingent liabilities.




                FOR                   AGAINST           ABSTAIN


THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF YOU SIGN WITHOUT OTHERWISE MARKING THE FORM, THIS PROXY WILL BE VOTED AGAINST THE PROPOSAL. THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

PLEASE DATE AND SIGN THIS PROXY BEFORE RETURNING IT IN THE ENVELOPE PROVIDED.


Date: _____________________________, 2005


_____________________________             _____________________________
Name (please print)                       Signature

_____________________________             _____________________________
Name (please print)                       Signature

(Please sign exactly as name appears on stock certificate. Where stock is registered jointly, all owners must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing.)

                                                                     APPENDIX B

                            BellaVista Capital, Inc.


                                     BALLOT


              For Special Meeting of Shareholders on March 14, 2005

PROPOSAL: That the Corporation cease making new investments, and immediately reduce its administrative expenses associated with making new investments. The Board of Directors shall adopt a detailed plan to sell the Company's remaining assets and distribute cash proceeds to its creditors and shareholders as such proceeds become available for distribution, after allocating adequate reserves to meet current and contingent liabilities.




              FOR                   AGAINST           ABSTAIN





_____________________________             _____________________________
Name (please print)                       Signature

_____________________________             _____________________________
Name (please print)                       Signature

(Please sign either as proxyholder with proxy(ies) attached or in person exactly as name appears on stock certificate. Where stock is registered jointly, all owners must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing.)

                                                                     APPENDIX C
                            BellaVista Capital, Inc.

                          420 Florence Street Suite 200
                               Palo Alto, CA 94301
                                 (650) 328-3060

Dear BellaVista Shareholder:

On March 14, 2005 BellaVista Capital, Inc. will hold a meeting of shareholders in order to vote on the following proposal submitted by shareholders Jeffrey Black and Michael Johnson with Jim Gafke and Phil Giurlani, Susan Fox's current business partners, also in support of the resolution. Their proposed shareholder resolution is as follows:

RESOLVED: That the Corporation cease making new investments, and immediately reduce its administrative expenses associated with making new investments. The Board of Directors shall adopt a detailed plan to sell the Company's remaining assets and distribute cash proceeds to its creditors and shareholders as such proceeds become available for distribution, after allocating adequate reserves to meet current and contingent liabilities.

The Company urges you to vote AGAINST the proposal by marking the enclosed Proxy Card, "AGAINST", signing and mailing it to the Company in the postage paid envelope provided.

We urge all shareholders to review the complete proxy statement carefully.


The Board of Directors interprets this proposal as a proposal to liquidate the company. Under Maryland law, dissolution of the company would require the affirmative vote of at least two thirds of the outstanding shares. The law provided for this very high standard in order to protect the value of a business as a going concern; value which would be lost upon liquidation. The Board of Directors believes that BellaVista Capital has substantial value as a going concern; a sound investment strategy; a healthy pipeline of investment opportunities; an experienced management team; and the ability to earn the Company's next $90 million in income tax-free. All of these assets would be lost if shareholders vote to liquidate the company. Accordingly, the Board of Directors will only proceed with the steps necessary to the liquidation and dissolution contemplated in the proposal if at least two thirds of the outstanding shares vote in favor of such liquidation.


With our investment strategy our objective is to structure our investments to provide a 15% gross return on our invested assets with a commensurate level of risk mitigated through an extensive due diligence process and diversification of our investments in terms of size, investment type, geographic region and price point. With reduced company overhead, our continuing operating expenses are estimated to be approximately 2.5% of assets, which when subtracted from the targeted 15% gross return, would yield a targeted net return of approximately 12.5%. We have established rigorous underwriting and approval procedures to mitigate risk. Using our new investment strategy and underwriting procedures we have already made four new investments which are projected to provide annual returns in excess of 22%. These new investments currently represent approximately 24% of our realizable assets. Based on the projected timing for our investment repayments and our current pipeline of investment opportunities, we project that nearly 90% of our investments will have been made under our new investment strategy and underwriting criteria by the end of 2005. While rates of return on future investments may vary with market conditions, our recent investments made in the current market demonstrate the opportunity to achieve our targeted net returns on invested assets.

During 2004 we received investment requests totaling over $500 million and we currently we have over $50 million in our pipeline under review. With approximately $40 million in capital to invest over the next 12 months, and new investment opportunities requests coming in everyday through extensive network of contacts, we will be able to choose from an ample supply of quality investment opportunities.

Guiding these investment decisions is our experienced management team. With over 18 years experience in real estate development and finance, Michael Rider, oversees all of our operations and is one of the three committee members approving investments. Eric Hanke's 11 years' of real estate experience provide him with the tools necessary to obtain and negotiate new investment opportunities. Our staff are all real estate professionals with many years experience. Our experience provides us with the productivity necessary to achieve the anticipated annual returns.

Additionally, our $90 million Net Operating Loss carry forward will allow us to retain more of the income we make from our investments, and therefore, we have the potential to deliver a higher return to our shareholders. These higher returns can allow the company to distribute a cash return to shareholders and increase share value. If we achieve our targeted returns of 12.5%, with a capital base of approximately $60 million, our Net Operating Loss carry forward will be available to shelter income, and thereby deliver a higher return to shareholders, for the next seven to eight years. Using current combined Federal and State corporate tax rates, we calculate that we can save as much as $36.6 million in payment of taxes on the Company's future income of $90 million. That amounts to approximately $2.46 per share that would be lost in a liquidation of the Company.

All of these assets are lost if shareholders vote to liquidate the Company. The Company understands the need for some shareholders to liquidate their investment in BellaVista. However, we believe that it is possible to provide that option without liquidating the entire company. For that reason, the company allocated $12 million, in January 2005, to repurchase shares at a value we determined to be equivalent to the amount shareholders might receive in a liquidation of the Company. The Company is also committed to funding additional repurchases in the future to provide further liquidity.

Since our decision last year to sever ties with Susan Fox and her company, Primecore Funding Group, our new management team have taken positive steps to improve our opportunities for success. We have slashed operating expenses from an annual average of $9 million during the period from 1999 to 2003 to a projected $1.25 million for continuing operating expenses in 2005. Our four new investments, representing only 20% of our capital, are projected to provide more than enough income to cover these continuing operating expenses. Since new management was installed in 2004, we have focused on liquidating the non-performing investments made under Susan Fox's management and using those proceeds to make new, performing investments. We are confident that, through our continued hard work, we can increase shareholder value.

We want you to know that the opinions expressed by Messrs. Black and Johnson in their communications are not shared by the Board of Directors or Management. In fact, we believe their proposal for liquidation is not in the best interest of shareholders, and are concerned that some statements made in their communications were incomplete, misleading or inaccurate. We will therefore rebut these statements with the Company's position:

o Messrs. Black and Johnson mischaracterized a statement we made in a recent letter to shareholders regarding prices for properties we have recently sold. Their statement indicated that the prices we have received for the properties sold have been "at higher prices than previously estimated." We are concerned that the statement gives shareholders the impression that we have deliberately undervalued our properties for purposes of determining net asset value per share. Our actual statement was that "the sale price was at or slightly above the price we used to estimate our June 30, 2004 net asset value" (emphasis added). In fact, since our June 30, 2004 estimate, we have sold and closed escrows on eight properties with sale prices totaling $31.7 million compared to our estimates for those eight properties of $31.3 million, an increase of approximately 1% from our estimated values which equate to approximately $0.02 per share. For the properties remaining in our portfolio, the values we use to estimate net asset value per share and which we used to determine the liquidation value for our recent tender offer were supported by either third party appraisals or an opinion of value by a real estate broker specializing in that area.
o Messrs. Black and Johnson state that in order to maximize shareholder value, the Company should liquidate its portfolio and distribute those proceeds back to investors. As discussed above, the Board of Directors believes that this action would more likely result in minimizing shareholder value. Many of the Company's assets, including the $90 million net operating loss, the company's investment strategy, the management team and the pipeline of new investment opportunities, would be lost upon liquidation.
o Messrs. Black and Johnson state that operating costs are unacceptably high. Actually, our projected continuing operating expenses of $1.25 million for 2005 have been reduced substantially from the annual average of over $9 million from Primecore's inception in 1999 through the end of 2003. Our projected returns from the four new investments we made in 2004 will more than cover these expenses. The high legal and accounting expenses pointed out in their letter result from legal issues related to the investments made prior to our new management. These expenses were unavoidable and would have been paid even in a liquidation of the company. Indeed, we estimate approximately $650,000 of additional legal expenses and carrying costs related to the non-performing investments will be incurred during 2005 regardless of whether the company liquidates.
o Messrs. Black and Johnson state that we should not have moved our offices. We believed that moving from 7,000 square feet of office space with gross rental expenses of approximately $300,000 per year, to a location with approximately 2,300 feet of office space and gross rental expenses of $84,000 per year, demonstrates a commitment to cost savings. Regardless of the outcome of the vote to liquidate, the company will need to maintain some staff and an office to manage the liquidation of the assets over the next two years. The new offices with a two-year lease fill that need at a reasonable cost and provide the basis for ongoing operations if shareholders see value in the business and vote against the liquidation proposal.

In summary, we believe that liquidating BellaVista Capital would decrease shareholder value by forfeiting the company's following valuable assets:

o        Our ability to earn the next $90 million in Company income tax-free;
o        Our double digit return oriented investment strategy;
o        Our healthy pipeline of investment opportunities; and
o        Our experienced management team.

The Company therefore urges you to vote AGAINST the proposal to liquidate the company by marking the enclosed Proxy Card, "AGAINST", signing and mailing it to the Company in the postage paid envelope provided.

As always, please give us a call if you have any questions, or if you would like to discuss our plans in further detail. We appreciate your support in working through this difficult time.